Exhibit 10.13

MANAGEMENT AGREEMENT

by and among

U.S. TIMBERLANDS KLAMATH FALLS, L.L.C., and U.S. TIMBERLANDS SERVICES COMPANY, L.L.C.

Dated as of July 25, 2003

MANAGEMENT AGREEMENT

This agreement (as the same may be amended, modified or supplemented from time to time, this "Agreement") is made as of July 25, 2003 (the “Effective Date”), by and among U.S. Timberlands Klamath Falls, L.L.C. ("USTK"), a Delaware limited liability company, and U.S. Timberlands Services Company, L.L.C. (the “Servicer”), a Delaware limited liability company.

RECITALS

WHEREAS, USTK is the owner of certain real property and timber in the States of Washington, Oregon and California; WHEREAS, the Servicer is in the business of managing timberlands and has the management and administrative personnel available to assist USTK in the conduct of its business; WHEREAS, the Servicer presently serves, for purposes of the Delaware limited liability company act (the “Delaware LLC Act”), as the manager of USTK pursuant to USTK’s Second Amended and Restated Operating Agreement, dated as of November 19, 1997 (the “Existing USTK Operating Agreement”); WHEREAS, contemporaneously with the execution of this Agreement, the Existing USTK Operating Agreement is being amended and restated pursuant to that certain Third Amended and Restated Operating Agreement of USTK, dated as of the date hereof (the “Amended and Restated USTK Operating Agreement”), and pursuant to the Amended and Restated USTK Operating Agreement, USTK will, for purposes of the Delaware LLC Act, be managed by a Board of Directors; WHEREAS, notwithstanding the fact that the Servicer will no longer act as USTK’s manager for purposes of the Delaware LLC Act pursuant to the USTK Operating Agreement, USTK and the Servicer desire that the Servicer continue to manage USTK’s timber and timberland assets, and to provide services to USTK, on the terms and conditions hereinafter set forth; WHEREAS, U.S. Timberlands Yakima, LLC, a Delaware limited liability company and an affiliate of USTK (“USTY”), is party to that certain Indenture, dated as of September 14, 2001 (as the same may be amended, modified or supplemented from time to time, the “Indenture”), by and among USTY, BNY Midwest Trust Company, an Illinois corporation, as trustee, and MBIA Insurance Corporation, a New York stock insurance company (the “Insurer”), as insurer; WHEREAS, pursuant to the Indenture, USTY issued that certain Series 2003-1 Note, dated February 25, 2003, in the aggregate principal amount of $32,000,000 (the “Series 2003-1 Note”); WHEREAS, it is a condition subsequent to the issuance of the Series 2003-1 Note that the parties hereto enter into this Agreement; and WHEREAS, it is a condition subsequent to the issuance of the Series 2003-1 Note that, following the consummation of the Privatization (as defined in the Indenture), USTK will become an indirect subsidiary of USTY pursuant to the Klamath Falls Transfer (as defined in the Indenture).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

DEFINITIONS AND RULES OF CONSTRUCTION

Definitions. Unless otherwise defined herein, all capitalized terms shall have the following meanings:

“Acquisition Packages” shall have the meaning specified in Section 4.03.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Action Plan” shall mean a plan of activities and a budget prepared by the Servicer each calendar year for the operation of the Timberland Investment and shall include any matter reasonably requested by USTK including the matters set forth in Section 3.02 (c).

“Annual Determination Date” shall have the meaning specified in Section 8.02. “Annual Valuation” shall have the meaning specified in the Indenture. “Appraisal” shall have the meaning specified in the Indenture.

“Approved Appraiser” means any of (i) Cascade Appraisal Services, Inc., (ii) Wesley Rickard, Inc. or (iii) any other professional third-party appraisal firm familiar with the timber industry and reasonably acceptable to USTK in consultation with the Servicer.

“Audit Control Party” shall have the meaning specified in Section 9.03.

“Business Day” shall mean a day on which commercial banks in the State of New York and Illinois are authorized to be open for business or are not required to be closed.

“Confidential Information” shall mean any information provided to the Servicer by or on behalf of USTK and any information provided to USTK by the Servicer that is identified by the provider as confidential, provided that such term does not include any information (i) which was already in the possession of the receiving party, (ii) which was obtained by the receiving party from a third person who, insofar as is known to the receiving party, was not prohibited from transmitting the information by an obligation of confidentiality to the provider or (iii) which is or at any time becomes publicly known (through no act or omission of the receiving party or any person acting on behalf of the receiving party).

“Control Party” shall have the meaning specified in the Indenture. “Debtor Relief Law” shall have the meaning specified in the Indenture. “Determined Value” shall have the meaning specified in Section 8.02 (b). “Disposition Package” shall have the meaning specified in Section 5.03.

“DOL” shall mean the United States Department of Labor and any successor department or agency.

“Effective Date” shall have the meaning specified in the prologue of this Agreement.

“Environmental Laws” shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, judgments, permits, licenses, agreements, and governmental restrictions (including consent decrees and administrative orders) relating to public health and safety and protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, as to any Person, any partnership, trade or business (whether or not incorporated) which, together with such Person, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” shall have the meaning specified in the Indenture.

“Finance Corp.” shall have the meaning specified in the Indenture.

“Fixed Operating Expenses” shall have the meaning specified in the Indenture.

“GAAP” shall mean generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of USTK adopting the same principles.

“GIS Data” shall mean the data contained in the geographical information system of the Servicer which relates to the Timberland Investment.

“Governmental Authority” shall mean any country or nation, any political subdivision, state or municipality of such country or nation, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government of any country or nation or political subdivision thereof.

“Hazardous Materials” shall mean any flammable or explosive material, radioactive material, hazardous waste, hazardous material or toxic substance as the foregoing terms may be defined from time to time under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, Model Toxic Controls Act, any regulations adopted to implement the foregoing acts, or any other applicable similar statute or ordinance, whether federal, state, local or other.

“Higher and Better Use” shall mean the sale of all, or portions of, the Timberland Investment made in accordance with Article V of this Agreement, if such sale is not made in the ordinary course of USTK’s business, and following a determination by the Servicer and an Approved Appraiser or such other real estate professional as may be acceptable to the Insurer that such portion of the Timberland Investment subject to sale is more valuable if sold as real estate for development than if sold or held as timber property.

“Indebtedness” shall have the meaning specified in the Indenture.

“Indemnified Amounts” shall have the meaning specified in Section 19.01.

“Indemnified Party” shall have the meaning specified in Section 19.01.

“Indenture” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Initial Timberland Investment” shall mean the timberland investments and real property (primarily land, timber and improvements) owned by USTK in the States of Washington, Oregon and California on the date of execution of this Agreement (subject to all encumbrances of record and including, without limitation, the timber that is currently subject to timber sales in the ordinary course of USTK's business). “Investment Guidelines” shall mean the guidelines set forth in Exhibit A for the selection of Qualified Timberland Investments for potential acquisitions and the management of Timberland Investments. USTK may change the Investment Guidelines, but such changes shall be prospective only, beginning with the next calendar year, provided, however, that USTK may change the Investment Guidelines, upon thirty (30) days prior written notice to the Servicer, the Insurer and the Control Party (i) if the overall business circumstances of either USTK or the Timberland Investment has changed materially since the execution of this Agreement or (ii) upon the acquisition of a Qualified Timberland Investment.

“Investment Vehicle” shall mean an entity that is a Subsidiary or other Affiliate of USTK created specifically for the purpose of acquiring a Qualified Timberland Investment (or for holding all or a portion of the Timberland Investment of USTK) or is created specifically for the purpose of investing in another entity that directly or indirectly holds or owns timberlands that are believed to meet the Investment Guidelines.

“Klamath Holdings” shall mean UST Klamath Falls Holdings, LLC, a Delaware limited liability company. “Long-Term Management Plan” shall mean a plan concerning all actions reasonably necessary and appropriate to the management of the Timberland Investment, including, without limitation, a strategy designed to meet the Investment Guidelines over a minimum of three (3) years, forest inventory data, market assessments, evaluation of Higher and Better Use opportunities, community relations plan and an exit strategy for the investment.

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (i) the business, properties, operations, management, profits, prospects, or condition (financial or otherwise) of USTK or the Servicer or (ii) the ability of any party hereto to perform its respective obligations hereunder or under any other Transaction Document to which it is a party; or (iii) the validity or enforceability of, or the ability to collect amounts payable under, any of the Transactions Documents as they relate to USTK or the Servicer.

“Monthly Payment Date” shall have the meaning specified in the Indenture.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which, either U.S. Timberlands Company, L.P. or an ERISA Affiliate of U.S. Timberlands Company, L.P. is making, is obligated to make or has within the last six years made or been obligated to make contributions on behalf of participants who are or were employed by any such entity.

“Noteholders” shall have the meaning specified in the Indenture.

“Notes” shall have the meaning specified in the Indenture.

“Operating Expenses” shall mean expenses of the Servicer incurred in connection with the services provided to USTK which arise from those items identified as “Operating Expenses” on Schedule VI to the Indenture.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any other Governmental Authority succeeding to the functions thereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity of similar nature.

“Plan” shall mean any plan, program, arrangement, agreement, practice or contract that provides or is intended to provide benefits or compensation to or on behalf of one or more employees or former employees of U.S. Timberlands Company, L.P. or an ERISA Affiliate of U.S. Timberlands Company, L.P., whether formal or informal, whether or not written, including, but not limited to, any employee benefit plan as defined in Section 3(3) of ERISA, any employee pension benefit plan and any retiree welfare plan. “Qualified Timberland Investment” shall mean a direct investment in commercial timberlands in the United States which investment meets the criteria described in the Investment Guidelines or is an investment by USTK in an entity that directly or indirectly owns commercial timberlands which timberlands meet the Investment Guidelines.

“Qualified Transaction” shall mean (a) the acquisition by USTK of a Qualified Timberland Investment, (b) the disposition by USTK of all or a portion of the Timberland Investment (other than sales of timber in the ordinary course of business) in accordance with Article V of this Agreement or (c) the receipt by USTK of debt or equity financing (other than from an Affiliate of USTK or the Servicer), including in connection with a refinancing of any existing indebtedness.

“Quarterly Valuation” shall have the meaning specified in the Indenture.

“Reportable Event” shall mean any of the reportable events set forth in Section 4043(b) of ERISA and the regulations issued from time to time thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations).

“Secured Parties” shall have the meaning specified in the Indenture.

“Servicer Default” shall mean the occurrence of one of the events defined as such in Section 20.01 hereof.

“Services” shall mean the services that the Servicer is authorized and directed to perform under this Agreement for USTK and under the Investment Guidelines.

“Servicing Fee” shall have the meaning specified in Section 8.02.

“Subsidiary” of a Person shall mean (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Timber Laws” shall have the meaning specified in the Indenture.

“Timber Plan Report” shall mean a report, delivered by December 1 of each year and updated each fiscal quarter, detailing plans for the following 12 months of operations and including all significant management activities to be performed in regard to the harvesting, planning, maintenance, reforestation and other requirements for managing the Timber Property (as defined in the Indenture) owned by USTK.

“Timber Plans” means the internal plans of USTK which relate to its plans for harvesting of Timber (as defined in the Indenture) during the year following the delivery of such plans to the Insurer pursuant to Section 3.02(o) of the Indenture.

“Timberland Investment” shall mean the Initial Timberland Investment, less any dispositions of the same that may occur from time to time, together with any Qualified Timberland Investments made by or on behalf of USTK by the Servicer while this Agreement is in effect.

“Timberlands Entity” shall have the meaning specified in Section 21.03.

“Transaction Documents” shall have the meaning specified in the Indenture.

“Transaction Value” shall mean, with respect to a Qualified Transaction: (a) in the case of the acquisition of a Qualified Timberland Investment, the purchase price paid by USTK in such transaction, (b) in the case of the disposition of all or a portion of the Timberland Investment, the gross proceeds received by USTK in connection with such disposition and (c) in the case of the receipt of debt or equity financing, the gross proceeds received by USTK in connection with such financing (including any such proceeds used to refinance existing indebtedness).

“Trustee” shall have the meaning specified in the Indenture.

“Unmatured Servicer Default” shall mean any event which, with the giving of notice or the passage of time or both, would constitute a Servicer Default.

“Yakima Holdings” shall mean UST Yakima Holdings, LLC, a Delaware limited liability company.

Rules of Construction.

     All defined terms in this Agreement shall have the defined meanings when used in any certificate or other documents made or delivered pursuant thereto unless otherwise defined therein.

     As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

     The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to thisAgreement unless otherwise specified; and the term "including" shall mean "including without limitation."

     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

     Terms used and not otherwise defined herein shall have the meanings given to such terms in the Indenture.

ENGAGEMENT OF THE SERVICER

     Engagement of the Servicer. USTK hereby engages the Servicer to perform the duties enumerated hereunder and to perform such other duties or take such other actions as are specifically requested by USTK. The Servicer hereby accepts such engagement and agrees to render the Services set forth herein pursuant to the terms and conditions set forth in this Agreement.

     Duties of the Servicer. The Servicer shall take all actions required or appropriate as it shall determine in its reasonable business judgment, including, without limitation, the following:

     The Servicer shall maintain such books and records of account as are customarily maintained by servicers in the business of managing and servicing timber properties.

     The Servicer shall use all commercially reasonable efforts to cause collections to be made on all payments due to USTK and otherwise monitor amounts payable. USTK shall provide the Servicer with all documents, letters and other materials received by it in this regard. Except in the case of bad faith, gross negligence or willful misconduct on the part of the Servicer, the Servicer shall not be liable for any errors or miscalculations on its part in connection with amounts owed to or payable by USTK; its duties in this regard shall be advisory only and ultimate responsibility therefor shall remain with USTK.

     The Servicer shall make remittance of any payments and collections received by it in connection with the Timberland Investment as instructed in writing by USTK.

     Promptly after any officer, employee or representative of the Servicer, who would normally be aware of this Agreement in the ordinary course of his or her duties, shall have received knowledge of the occurrence of any Servicer Default or an event which, upon the passage of time, would become a Servicer Default, the Servicer shall give notice thereof to USTK in accordance with Section 22.01.

     The Servicer shall cause tax and insurance payments to be made promptly when due from and to the extent of funds held by the Servicer for such purposes.

     The Servicer shall prepare the Annual Action Plan and the Long-Term Management Plan in accordance with Sections 3.02 and 3.03, respectively.

     The Servicer shall: (i) directly manage the Timberland Investments consistent with the Annual Action Plan and the Long-Term Management Plan and the Transaction Documents; (ii) arrange for and supervise all timber and log sales, road and bridge construction, road maintenance, reforestation, competition control, thinning (pre-commercial and commercial), insect and disease control efforts, fire prevention and suppression, access management, manage use by recreation interests, manage cattle grazing and develop alternative forest products sales; (iii) obtain all necessary permits and other governmental approvals to operate, manage, improve and/or develop the Timberland Investment; (iv) endeavor to obtain relief from or abatements from assessments made by governmental bodies with jurisdiction over the Timberland Investment, as appropriate; (v) negotiate, conclude and execute agreements and arrangements on behalf of USTK to operate, manage, improve and/or develop the Timberland Investment, including, without limitation, agreements or other arrangements with forestry consultants, biologists, geologists, watershed and other specialists, contractors, engineers, loggers, road contractors, architects, and other consultants; (vi) negotiate, execute and implement timber sale and log sale contracts, easements, leases or conservation agreements; (vii) use all commercially reasonable efforts to protect the Timberland Investment from physical loss, no matter what the cause (including, without limitation, forest fires, insect damage, flood damage, and other casualty); (viii) take such actions to avoid the Timberland Investment from being made subject to any non-consensual liens or to obtain releases from such liens (including, without limitation, liens by loggers and others providing lienable services with respect to the Timberlands); and (ix) take such other action as may be reasonable under the circumstances and, in all cases, that are fully consistent with the Annual Action Plan in effect at the time.

     The Servicer shall be solely responsible to provide the necessary personnel, offices, supplies, support, vehicles and all other equipment necessary to properly discharge all of its obligations under this Agreement. The Servicer may utilize the services and expertise of third parties when necessary or advisable to properly discharge its obligations, subject to the requirements and obligations contained in Section 11.01.

     The Servicer shall endeavor to identify available Qualified Timberland Investments opportunities that are consistent with the Investment Guidelines and as further set forth in Article IV.

     The Servicer shall diligently pursue the sale of Timberland Investments approved for disposition as set forth in Article V.

     The Servicer shall take all necessary actions to maintain USTK in good standing in all jurisdictions in which USTK does business and is required to qualify to do business or otherwise register, including making all required filings with governmental jurisdictions.

     Prohibited Activities. Except as set forth in Section 5.01, the Servicer shall not sell, assign, mortgage, pledge, hypothecate, assign, dispose, create or suffer to exist a lien on or otherwise encumber the Timberland Investment without the consent of USTK and unless such action is permitted by the Transaction Documents.

     Operating Expenses. Upon request, USTK shall transfer to the Servicer in a timely manner funds necessary to pay Operating Expenses, consistent with the Annual Action Plan; provided that the Servicer submits (on or before the next Monthly Payment Date): (a) an accounting to USTK which itemizes each Operating Expense and allocates Operating Expenses shared by USTK and the Servicer on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; and (b) a statement which identifies the amount of funds necessary or prudent to be reserved for scheduled capital improvements, pending acquisitions of Qualified Timberland Investments, working capital requirements or other expected upcoming requirements of the Annual Action Plan or Long-Term Management Plan.

     Securities of USTK. USTK shall retain full authority to exercise or abstain from exercising any option, warrant, privilege or right, including without limitation voting rights, with respect to any securities of any entity which securities were acquired by USTK in connection with a Qualified Timberland Acquisition or otherwise, and nothing in this Agreement shall be deemed to create any rights in the Servicer with respect to such matters.

ANNUAL ACTION PLAN AND LONG-TERM MANAGEMENT PLAN

     Current Annual Action Plan. For the period commencing on the Effective Date and continuing through December 31, 2003, the Servicer shall continue to provide Services in accordance with the Annual Action Plan in effect for the year 2003.

     Annual Action Plan. On or before (but in no circumstance more than ten (10) Business Days before) November 15, 2003, and each successive November 15th that this Agreement remains in effect, the Servicer shall submit to USTK the proposed Annual Action Plan. USTK will prepare and deliver to the Servicer, in a timely manner (but in no event later than fifteen (15) Business Days after receiving the proposed Annual Action Plan) any and all of its written comments which shall be incorporated into the Annual Action Plan. If USTK fails to comment on the proposed Annual Action Plan by 12 p.m. EST on the fifteenth (15th) Business Day following receipt of the proposed Annual Action Plan, the proposed Annual Action Plan shall be deemed approved as submitted. Notwithstanding the foregoing, USTK's written approval of the Annual Action Plan shall be required if the proposed Annual Action Plan projects net annual cash flow to be below the projected net cash flow of the prior calendar year (which shall be based on actual cash flow through the third quarter coupled with projected cash flow through year-end) by more than ten percent (10%) from the amount set forth in the Annual Action Plan, as initially approved.

     The Servicer shall be permitted to deviate from the Annual Action Plan to the extent that it deems reasonably necessary; provided that the Servicer shall give prior written notice to USTK, the Insurer and the Control Party of any material deviation. The Control Party shall have sole discretion to approve such material deviation, provided that if such consent is not received by the Servicer (following telephonic confirmation of the Control Party’s receipt of such notice by the Servicer) within 15 business days, such consent will be deemed received.

     The Annual Action Plan shall include all significant management activities that are planned or that will likely be required to be performed during the year with respect to the Timberland Investment (including, without limitation, timber and log levels and strategy, road construction and maintenance activities, reforestation and other silvicultural activities, timber inventories, Higher and Better Use strategies and activities) and any other activities planned on behalf of USTK (including without limitation efforts to make additional Qualified

Timberland Investments on behalf of USTK). The budget included within the Annual Action Plan shall include a cash flow projection for the year. At USTK's discretion, the Annual Action Plan shall separately set forth the plan and budget for the Initial Timberland Investment from that of other discrete management blocks of the Timberland Investment.

     Long-Term Management Plan. On or before (but in no circumstance more than ten (10) Business Days before) December 31st of each year that this Agreement is in effect, the Servicer shall submit to USTK the Long-Term Management Plan.

ACQUISITIONS

     Authority. Notwithstanding anything to the contrary in this Agreement, the Servicer shall not acquire Qualified Timberland Investments: (a) if such acquisition would violate, conflict with, or result in a breach of any provision of the Indenture, and (b) without the prior written consent of USTK and in the manner chosen by USTK, including, without limitation, through an Investment Vehicle.

Procedure for Acquiring Qualified Timberland Investments.

     If and as directed to do so from time to time by USTK, the Servicer shall use all commercially reasonable efforts to identify available Qualified Timberland Investments and generate Qualified Timberland Investment opportunities that are consistent with the Investment Guidelines for consideration by USTK, which acquisition, in the view of the Servicer would be accretive in value to the current Timberland Investment of USTK.

     In the event that the Servicer is able to identify a Qualified Timberland Investment opportunity, the Servicer shall notify USTK of the opportunity and make available to USTK whatever pre-bid information the Servicer can obtain about the Qualified Timberland Investment. Within ten (10) Business Days of receiving notice from the Servicer, USTK shall: (i) notify the Servicer in writing to prepare an Acquisition Package; (ii) notify the Servicer in writing to proceed with the acquisition in accordance with any conditions or limitations imposed by USTK (the “Acquisition Approval Letter”); or (iii) notify the Servicer in writing that it has no interest in pursuing the Qualified Timberland Investment opportunity. If USTK indicates a lack of interest in pursuing the Qualified Timberland Investment or fails to respond, the Servicer shall do nothing further with respect to the matter on USTK's behalf.

     Prior to the consummation of an approved Qualified Timberland Investment, the Servicer shall: (i) conduct such due diligence as would be exercised by a prudent institutional investor investing the funds of another including, without limitation, obtaining title searches, environmental assessments to exclude properties containing Hazardous Materials and validation of timber inventory data; and (ii) obtain title insurance (when applicable), opinions of counsel and such other documents as requested and as may be reasonable under the circumstances or as required by the Transaction Documents.

     Acquisition Package. The term “Acquisition Package” means a written proposal submitted to USTK by the Servicer which shall include any matter reasonably requested by USTK including, without limitation, the nature of the transaction, the proposed structure of the acquisition, the property constituting the Qualified Timberland Investment (its location and characteristics), the identity of the seller, a pro forma management plan and budget (including cash flow projection and rate of return analysis), an analysis of the risks and opportunities of the Qualified Timberland Investment (including a discussion of how it will meet the Investment Guidelines) and all backup data, calculations and assumptions that support the proposed purchase price and all financial analysis and projections. In the event that the Qualified Timberland Investment requires a purchase of securities issued by an entity holding a direct or indirect interest in timberlands, the Acquisition Package shall also include information concerning the securities issued by the entity (e.g., placement materials, organizational documents and other instruments affecting the rights, value and transferability of the securities) and an evaluation by the Servicer of the experience, skill, resources (including available financial data) of whatever entity that will manage the timberlands in which the interest is being indirectly acquired by USTK.

     Review of Acquisition Package. If the Servicer prepares an Acquisition Package in accordance with Section 4.03, USTK (within a reasonable time of receiving the Acquisition Package) shall: (a) notify the Servicer in writing to pursue the Qualified Timberland Investment opportunity consistent with any conditions or limitations imposed by USTK; or (b) notify the Servicer in writing that it has no interest in pursuing the Qualified Timberland Investment opportunity. If USTK indicates that it is not interested in pursuing the Qualified Timberland Investment opportunity or fails to respond, the Servicer shall do nothing further with respect to the matter on USTK's behalf.

     Consummation of Approved Acquisitions. The Servicer shall use all commercially reasonable efforts to negotiate and consummate the acquisition of Qualified Timberland Investments at the price agreed to by USTK and on substantially the same terms and conditions as agreed to by USTK. The Servicer shall enter into, make and perform all contracts, agreements and other undertakings and to do all things necessary, advisable, incidental or convenient to the carrying out of the foregoing; provided, that USTK is given a reasonable opportunity to review and approve each document before it is executed.

     Management of the Acquisition. Upon closing of a direct acquisition of a Qualified Timberland Acquisition, the Servicer shall manage the acquired timberland as a part of the Timberland Investment in accordance with projections made in the Acquisition Package, and shall, within sixty (60) days after closing, amend the Annual Action Plan in effect (for the balance of the calendar year to reflect the acquisition) and deliver the same to USTK, the Insurer and the Control Party. The Servicer need not prepare a Long-Term Management Plan for the Qualified Timberland Acquisition until the next December 31st following closing or one hundred-twenty (120) days following closing, whichever is later, and will deliver the same to USTK, the Insurer and the Control Party.

     Funds for Closing. At a minimum of thirty (30) days prior to each closing of an acquisition of a Qualified Timberland Investment, the Servicer shall notify USTK as to the amount of funds necessary for closing.

     Oversight of Indirect Investments. To the extent permitted under the rights afforded the holder of the securities, or as otherwise obtained in acquiring the securities, the Servicer shall periodically review the management performance of the entity managing a Qualified Timberland Investment that was acquired through an acquisition of securities and advise USTK as to the performance of the managing entity.

SALES AND DISPOSITIONS

     Authority. The Servicer shall not sell or dispose of any Timberland Investments without the prior written consent of USTK and, to the extent required by the Indenture, the Control Party and the Insurer; provided, however, that nothing contained herein shall prohibit the Servicer from selling or disposing of timber in accordance with the Annual Action Plan or in the ordinary course of business, so long as such sale or disposal is permitted by the Indenture.

Procedure for the Disposition.

     The Servicer may, from time to time, in its discretion, recommend the sale and disposition of all, or portions of, the Timberland Investment by submitting to USTK a Disposition Package. Within a reasonable time of receiving the Disposition Package, USTK shall notify the Servicer of its approval or disapproval of the disposition. If USTK fails to respond, the Disposition Package shall be considered disapproved. If disapproved, the Servicer shall continue to manage the affected portion of the Timberland Investment in accordance with the approved Annual Action Plan. If approved, the Servicer shall conduct a search for and identify a potential buyer or buyers and proceed to dispose of the Timberland Investment.

     Following receipt by the Servicer of any bona fide offer to purchase the Timberland Investment, or any part of it, the Servicer shall promptly inform USTK in writing, and provide the Servicer’s preliminary evaluation of the risks and opportunities of the disposition in light of the Investment Guidelines, current and projected economic conditions and the needs of USTK. In addition, following receipt by the Servicer of an expression of interest to purchase the Timberland Investment, or any part of it, the Servicer shall notify USTK and, if requested by USTK, the Servicer shall preliminarily evaluate the risks and opportunities of the disposition in light of the Investment Guidelines, current and projected economic conditions and the needs of USTK. In either case, if USTK wishes to consider the disposition possibility more seriously, USTK may request that the Servicer prepare such additional analyses as may be necessary to fully evaluate the option.

     Disposition Package. The term “Disposition Package” means a written proposal submitted to USTK by the Servicer which shall identify the Timberland Investment that the Servicer believes should be disposed of, the reasons for the disposition recommendation (including the risks and opportunities of the disposition), potential purchasers/bidders, assessment of the risks and opportunities of continuing to hold the Timberland Investment, expected disposition expenses, the Servicer's proposed strategy for marketing and effectuating the disposition, the recommended sales price (including appraisals or other data, calculations and assumptions supporting such recommendation) and any other matter reasonably requested by USTK.

     Consummation of the Disposition. The Servicer shall use all commercially reasonable efforts to pursue the sale of Qualified Timberland Investments approved for disposition by USTK (in accordance with the conditions and limitations placed on the disposition by USTK), including, as applicable, but without limitation: (a) conducting a search for and identifying a potential buyer or buyers, (b) preparing and negotiating a purchase and sale agreement, (c) preparing and negotiating such other documents, instruments and certificates for the transfer of title to the buyer as may be customary or otherwise required (including without limitation all deeds, bills of sale, assignments of leases and other rights, affidavits of authority, and the like) and (d) coordinating the closing of such sale. The Servicer shall give USTK a reasonable opportunity to review the form of all documents effectuating the disposition in advance of their execution by the Servicer.

     Proceeds from the Disposition. All net cash proceeds from the disposition of the Timberland Investment, or any part of it, shall be placed in the bank accounts of, and as directed by, USTK.

INVESTMENT VEHICLE

     Establishment of Investment Vehicle. If, from time to time, USTK determines that it wishes to acquire or otherwise invest in a Qualified Timberland Investment through an Investment Vehicle and so notifies the Servicer, the Servicer shall cause the Investment Vehicle to be created, in the form and jurisdiction requested by USTK.

     Services to Investment Vehicle. If and as requested by USTK, the Servicer shall provide to the Investment Vehicle the same Services (or some of them, as directed by USTK) on the same basis that the Servicer provides the Services to USTK under this Agreement. The Investment Vehicle and the Servicer shall execute such documents as may be reasonably necessary to confirm the scope of the Services to be provided by the Servicer to the Investment Vehicle. The Investment Vehicle and USTK, or either of, shall have the right to enforce the obligations owed the Investment Vehicle under this Agreement.

LIMITATIONS ON THE AUTHORITY OF THE SERVICER

Limitations on Authority.

     Nothing in this Agreement shall be deemed to authorize the Servicer (in its capacity as agent for USTK under this Agreement) to commence (either in USTK's name or its own) any action or proceeding before any court, administrative agency or other governmental body or to file any counter-claims, cross-claims or third-party claims in any such action or proceeding, without first obtaining USTK's written approval. USTK shall timely respond to any requests to do so.

     Nothing in this Agreement shall be deemed to authorize the Servicer to take any action that would constitute a breach of any provision of USTK's operating agreement, as it may be amended from time to time, or to breach or otherwise compromise USTK's ability to comply with any of the provisions of the Transaction Documents or any other contract, agreement, easement, lease, license or any other binding legal commitment of which the Servicer is aware.

     Power of Attorney. The Servicer shall have the authority to execute all documents necessary to manage the Timberland Investment as provided for in this Agreement, including applications for all required permits and licenses, execution of timber and log sale contracts, timber deeds, leases, easements, licenses and similar instruments in the ordinary course of USTK's business and necessary governmental filings (including, without limitation, tax statements, payments and filings). Upon request of the Servicer, USTK shall execute such limited forms of powers of attorney as may reasonably be needed from time to time to facilitate the Servicer's execution of the foregoing documents in furtherance of providing the Services to USTK under this Agreement.

FEES, COMPENSATION AND EXPENSES

     Reimbursements.The Servicer may, but shall not be required to, advance the funds necessary to pay any Operating Expense, rather than requesting a transfer of such funds from USTK pursuant to Section 2.04 of this Agreement. USTK shall reimburse the Servicer for all Operating Expenses to the extent that the Servicer has not received funds for such Operating Expenses pursuant to Section 2.04 of this Agreement, such reimbursement to be made no later than the Monthly Payment Date following the request for such reimbursement.

     Annual Management Fee. Commencing on the date of determination of the Determined Value of the Timberland Investment as of December 31st of the preceding calendar year (the “Annual Determination Date”) and continuing until the next Annual Determination Date, the Servicer's annualized management fee for the Services it renders pursuant to this Agreement shall be equal to two percent (2%) of the Determined Value of the Timberland Investment for the preceding calendar year less the Fixed Operating Expenses reimbursed pursuant to Section 8.01. The management fee will be paid in monthly installments in advance on each Monthly Payment Date, using the Fixed Operating Expenses reimbursed pursuant to Section 8.01 during the previous month for purposes of calculating the amount of such installment (such monthly payment being referred to as the “Servicing Fee”). For the period commencing on the Effective Date and continuing through the next Annual Determination Date, the annual management fee will be based on the value of the Initial Timberland Investment determined by the closing valuation ($200,000,000) and shall be equal to two percent (2%) of such amount, calculated on an annualized basis.

     The Determined Value shall be the fair market value of the Timberland Investment as of each December 31st as determined by the Approved Appraisers and set forth in the Appraisal or the Annual Valuation, as applicable. In the event that either the Appraisal or Annual Valuation is not delivered in accordance with the Indenture, an Approved Appraiser shall establish the fair market value of the Timberland Investment (which shall be the Determined Value used to compute the annual management fee under this Section 8.02).

     If a portion of the Timberland Investment is disposed of (excluding sales of timber in the ordinary course of USTK's business) during the year, the annual management fee shall be computed for the period: (i) prior to the disposition (pro-rated to the date of closing) using the Determined Value as of the prior December 31st (subject to whatever increases or decreases are appropriate to account for dispositions or acquisitions closed since December 31st); and (ii) for the period subsequent to the disposition (pro-rated to the date of closing) by reducing the Determined Value as determined by the fair market value of the timberland disposed of as appraised by an Approved Appraiser.

     If a portion of the Timberland Investment is acquired during the year, the annual management fee shall be computed for the period: (i) prior to the acquisition (pro-rated to the acquisition closing date) using the Determined Value as of the preceding December 31st (subject to whatever increases or decreases are appropriate to account for dispositions and acquisitions closed since December 31st), and (ii) subsequent to the acquisition (pro-rated to the acquisition closing date) by adding the amount paid for the Qualified Timberland Investment (except where the disposition is for other than cash, in which event the increase attributable to the Qualified Timberland Investment will be based on the market value of the Qualified Timberland Investment as appraised by an Approved Appraiser).

     Transaction Fee.In addition to the fee set forth in Section 8.02 of this Agreement, USTK shall pay the Servicer, upon the consummation of any Qualified Transaction, a transaction fee equal to one percent (1%) of the Transaction Value of such Qualified Transaction.

BOOKS AND RECORDS

     Maintenance of Books and Records. The Servicer shall maintain the books and records of USTK in accordance with GAAP.

     Inspection of USTK’s Books and Records. Within two (2) Business Days of receiving notice (describing with reasonable particularity the books and records to be reviewed) from USTK, the Servicer shall make available for review by USTK or its agents all books and records pertaining to the Timberland Investment.

     Audits. The Servicer shall at any time and from time to time during regular business hours upon reasonable prior written notice, permit, the Insurer, so long as the Insurer is the Control Party, and otherwise the Trustee (the “Audit Control Party”), or its agents or representatives, access to:

     the Servicer’s offices and properties in order to inspect the records pertaining to the Timberland Investment and examine and make copies and abstracts of all books, correspondence and records of the Servicer and USTK as appropriate to verify the Servicer’s and USTK’s compliance with this Agreement, any other Transaction Documents to which either the Servicer or USTK is a party and any other agreement contemplated hereby or thereby, and the Audit Control Party and/or its agents and representatives may examine and audit the same, and make photocopies and computer tape or other computer replicas thereof (as appropriate), and the Servicer agrees to render to the Audit Control Party and/or its agents and representatives, at USTK’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto, including without limitation, any necessary assistance with the Audit Control Party’s visual inspection of the Timberland Investment; and the Servicer’s officers or employees in order to discuss matters relating to the Timberland Investment or the Servicer’s or USTK’s performance hereunder or under any other Transaction Document to which either the Servicer, UST Services or USTK is a party and any other agreement contemplated hereby or thereby with any of the officers or employees of the Servicer and UST Services having knowledge of such matter.

Expenses incurred in the course of each such audit shall be at the sole expense of USTK; provided that so long as no Event of Default has occurred and is continuing, and in the reasonable judgment of the Insurer there are no material findings during any such audit or evaluation, the Insurer shall conduct such audits and evaluations no more than quarterly during the first year after the Effective Date, semi-annually during the second year after the Effective Date and annually each year thereafter. The Audit Control Party and its agents and representatives shall also have the right to discuss the Servicer’s and USTK’s affairs with the officers and employees of the Servicer, UST Services and the Servicer’s independent accountants (to the extent that such independent accountants have been or are currently retained by the Servicer) and to verify under appropriate procedures the validity, amount, quality, quantity, value and condition of, or any other matter relating to, the Timberland Investment.

     Confidentiality. The Servicer’s obligations under Sections 9.03 shall be contingent upon the prior execution by the Insurer, the Control Party, the Trustee, the Audit Control Party or their respective agents or representatives (as applicable) of an agreement which maintains the confidentiality of Confidential Information and which shall be substantially in the form attached hereto as Exhibit B.

     GIS Data. The Servicer hereby acknowledges and agrees that all books, records and information regarding the Timberland Investment, including, without limitation, the GIS Data which is maintained by the Servicer, is the property of USTK. On the Effective Date and each September 14th occurring thereafter during the term of the Indenture, the Servicer shall deliver to the Insurer and the Control Party a copy of the GIS Data in readable electronic format. USTK hereby acknowledges that the Servicer shall be entitled to retain a copy of all books, records and information regarding the provision of the Services hereunder.

STANDARD OF CARE

     Standard. In the performance of all of the Services, the actions of the Servicer shall be based on its best professional judgment and experience, and such actions shall be in full accordance with the provisions of this Agreement, including without limitation, the Annual Action Plan, the Long-Term Management Plan and the Investment Guidelines (as modified from time to time). The Servicer acknowledges and represents that it possesses special expertise in managing timberland investments and agrees to discharge all of its responsibilities under this Agreement using the care, skill, prudence and diligence that a prudent timber and timberland expert familiar with the circumstances would exercise in dealing with the property of another. The Servicer will act with respect to this Agreement in a timely, efficient and professional manner and the Servicer will require its contractors, agents and others acting on its behalf to do the same.

     No Guarantees of Financial Results. Nothing in this Agreement (nor any information required to be generated by the Servicer under this Agreement for USTK or any other Person) shall be deemed to make the Servicer a guarantor of the financial results of the Timberland Investment, including, without limitation, the acquisition of Qualified Timberland Investments or the disposition of all, or any portion of, the Timberland Investment.

AGENTS AND CONTRACTORS

     Agents and Contractors. At the Servicer's discretion, the Servicer may provide some of the Services under this Agreement either directly or indirectly through Affiliates, agents, or independent contractors, provided that: (a) the Servicer shall use the same degree of care and diligence in the selection and oversight of such third parties as would be exercised by a prudent person experienced in the business of managing and operating commercial timberlands for another person; (b) the use of any such third party shall not relieve the Servicer from its obligations for proper performance of the Services; and (c) the terms of any such third party’s appointment shall be in writing (a copy of which shall be maintained by the Servicer in its files), shall not obligate either USTK or its property and shall require said third party to make its books and records relating to the Timberland Investment available for inspection by USTK, the Audit Control Party upon the same terms as the books and records are available under Article IX. The Servicer shall be responsible for directing and supervising all such third parties with the same degree of care and skill as would be used by a prudent person experienced in the business of managing and operating commercial timberlands.

LAWS, RULES, REGULATIONS AND ORDINANCES

     Compliance. The Servicer shall abide by all federal, state, local and other laws, rules, regulations or ordinances applicable to its actions in rendering the Services under this Agreement and shall require the same of all third-parties that the Servicer elects to employ to assist in performing the Services.

     Acquisitions. The Servicer will not acquire a Qualified Timberland Investment for USTK: (i) that is in violation of any federal, state, local or other law, rule, regulation or ordinance relating to any environmental condition (including, without limitation, the presence of Hazardous Material) which would have a material impact on the value of the Qualified Timberland Investment; (ii) if the Servicer is aware of a reasonable likelihood that Hazardous Material is present thereon (unless the Servicer secures USTK's advance written waiver of this requirement); or (iii) if the Servicer is aware of a reasonable likelihood that the Qualified Timberland Investment has been used by any person for the generation, manufacture, storage or disposal of any Hazardous Material, other than in the ordinary and lawful course of timberland management activities.

     Management. The Servicer shall use it best efforts to insure that Hazardous Materials are not permitted on the Timberland Investment, other than in the ordinary, customary and lawful course of timberland management activities.

CONFIDENTIALITY

     The Servicer. During the term of this Agreement and at all times thereafter, the Servicer shall maintain the confidentiality of all Confidential Information; provided that the Servicer may disclose Confidential Information to: (a) the Servicer’s directors, officers, employees, agents, attorneys and Affiliates; (b) the Servicer’s professional advisors, agents and subcontractors, provided that the Servicer shall simultaneously disclose the confidential nature thereof and request that such person hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.01; (c) any federal or state regulatory authority having jurisdiction over the Servicer; (d) any of the Secured Parties; or (e) any other Person to the extent reasonably necessary to comply with any law, rule, regulation, order, subpoena or other legal process applicable to the Servicer or as appropriate in connection with any litigation to which the Servicer is a party, provided that the Servicer shall promptly notify USTK in writing of any such disclosure.

     USTK. During the term of this Agreement and at all times thereafter, USTK shall maintain the confidentiality of all Confidential Information; provided that USTK may disclose Confidential Information to: (a) its directors, officers, employees, agents, attorneys and Affiliates; (b) its professional advisors, agents and subcontractors, provided that USTK shall simultaneously disclose the confidential nature thereof and request that such person hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.02; (c) any federal or state regulatory authority having jurisdiction over USTK; (d) any of the Secured Parties; or (e) any other Person to the extent, reasonably necessary to comply with any law, rule, regulation, order, subpoena or other legal process applicable to USTK or as appropriate in connection with any litigation to which USTK is a party, provided that USTK shall promptly notify the Servicer and/or UST Services (as applicable) in writing of any such disclosure.

CONFLICTS OF INTEREST

     No Benefits. Other than the Servicing Fee and reimbursable fees and expenses provided for in this Agreement, neither the Servicer nor any of its Affiliates, officers or directors, employees, agents or other representative shall directly or indirectly receive any benefit from any activity contemplated by this Agreement (except as disclosed in advance by the Servicer and approved by USTK in writing).

     Disclosure of Interests. The Servicer shall disclose to USTK any investment or economic interest of the Servicer, its Affiliates, officers, directors or employees, in any property which may be enhanced by any action taken (or omitted) under this Agreement. In addition, the Servicer shall disclose to USTK in writing any planned investment in commercial timberlands located in the United States by the Servicer or any of its Affiliates.

     Separate Contracts. Notwithstanding anything to the contrary in Section 14.02, neither the Servicer nor any of its Affiliates shall be precluded from receiving compensation, fees or reimbursements pursuant to separate contracts with USTK, nor shall the Servicer be prevented from hiring any Affiliate to perform Services hereunder (in lieu of hiring any unaffiliated person to perform such Services) so long as the fees and expenses of such Affiliate are reasonably appropriate, customary and on terms similar to that which could be negotiated on an arm's-length basis, and such hiring and fees are disclosed to USTK in writing.

     Services to Others. The Servicer may now or in the future maintain or manage properties and provide discretionary or non-discretionary management services for other accounts and clients. Depending upon investment objectives, policies and guidelines, cash availability and other factors, the Servicer may render advice or take action with respect to such other accounts and clients which are similar to or differ from the advice rendered or the timing or nature of the actions contemplated by this Agreement; and accordingly, transactions for such other accounts and clients may or may not be consistent with the transactions contemplated by this Agreement. It is understood that the Servicer, its members, officers, directors, Affiliates, agents, representatives and employees, and any other account, client or Affiliate of the Servicer, may have, acquire, increase, decrease or dispose of positions in investments, including, without limitation, other timberland investments, at or about the time that Servicer is acquiring or disposing of positions in the same or similar investments with respect to Qualified Timberland Investments. When opportunities occur which are consistent with the investment objectives and guidelines of more than one account or client, it is the policy of the Servicer to not favor one account or client over another, and to allocate such investment opportunities to the particular accounts or clients involved based on their respective investment objectives, policies and guidelines, and cash availability.

REPORTING REQUIREMENTS

     Activity Reports. Within forty-five (45) days (or within ninety (90) days for audited reports) after the end of each of the first three quarters of each calendar year and within ninety (90) days after the end of each calendar year, the Servicer shall furnish to USTK, the Control Party and the Insurer a report summarizing activity during such quarter or for the year then ended, including the following: (a) Timberland Investments purchased, disposed of and managed by the Servicer during the period; (b) a list of successful and unsuccessful acquisitions or dispositions together with an explanation of all unsuccessful efforts; (c) balance sheets, cash flow, income statements; (d) budget variance analysis; (e) a cash reconciliation; and (f) bank account balances (including status and projections of budgeted reserve) for the Timberland Investment. Each annual report shall also describe the status of all pending acquisitions and dispositions and any changes to the Long-Term Management Plan for the Timberland Investment recommended by the Servicer.

     Auditing. Reports as provided for in Section 15.01 may be audited by independent auditors chosen by USTK. All such audits shall be at USTK's expense.

Other Reports and Information.

     The Servicer shall provide USTK with such other reports and information as USTK may reasonably request, including an annual presentation to USTK and its advisors which shall provide a review of the current status of the Timberland Investment (from a portfolio perspective), the perceived present and future investment environment, the types and amount of Qualified Timberland Investments to seek and the underlying rationale for the same, goals for discharging other management responsibilities, such as circumstances affecting the Timberland Investment being monitored by the Servicer, and steps during the upcoming year that are anticipated as necessary to further the Investment Guidelines.

     The Servicer shall provide USTK with: (i) the Quarterly Valuation; (ii) all information necessary to facilitate USTK in the preparation of the Appraisal and the Annual Valuation, as applicable; (iii) all of the reports required to be delivered by Section 21.10 of this Agreement; and (iv) any other report required to be delivered by USTK under the Transaction Documents.

INSURANCE

     Insurance. The Servicer may self-insure against any and all risks, losses and liabilities relating to or arising out of this Agreement and the performance of the Services by the Servicer, including without limitation the errors and omissions of its employees; provided, however, that the foregoing shall not prohibit the Servicer from obtaining any insurance that it deems necessary or desirable in the conduct of its business, whether related or unrelated to this Agreement.

     Notwithstanding the foregoing, the Servicer shall at its own expense, at all times during the performance of the Services hereunder, carry, maintain and provide USTK, the Trustee and the Insurer upon request with appropriate evidence of any and all workers’ compensation, state disability, and occupational disease insurance required by applicable law of the state(s) in which the Services are to be performed. USTK shall not be responsible or liable to the Servicer or any of the Servicer’s employees, agents, contractors and other representatives, including the Servicer’s insurance carrier(s), for any workers’ compensation, state disability or occupational disease coverage or benefits provided or to be provided to any of the Servicer’s employees, agents, contractors and other representatives. The Servicer hereby waives any and all claims and any other rights that it, its agents (including insurance carriers) or any of the Servicer’s employees, agents, contractors and other representatives have or may have against USTK for any workers’ compensation, state disability and occupational disease coverage or benefits, or any sums paid or to be paid by the Servicer relating to any claims by any of the Servicer’s employees, agents, contractors and other representatives against USTK.

     Third Parties to Provide Insurance. The Servicer shall require those entering into contracts, leases, or easements with respect to the Timberland Investment to maintain insurance covering the timberlands affected by their contract, lease or easement and covering any and all risks, losses and liabilities relating to or arising out of the operations of such persons on the Timberland Investments of the types and with policy limits that are reasonable and customarily required by managers and operators of timberlands or public forest product companies with investments in timberland comparable or larger in size to the Timberland Investment hereunder, and to name USTK or Investment Vehicle, as appropriate, as an additional insured under such policies.

     No Other Casualty Insurance. Other than the insurance coverage identified in Sections 16.01 and 16.02 of this Agreement, consistent with industry practice, the Servicer will not maintain general insurance against fire or other similar casualty damage to standing timber that constitutes a portion of the Timberland Investment. The Servicer shall obtain such other property damage, or hazard insurance, general and excess liability coverage, and other insurance as may be deemed necessary or desirable in the reasonable judgment of the Servicer to protect the interest of USTK (or Investment Vehicle) in the Timberland Investment and to protect USTK (and the Investment Vehicle) against liability arising out of ownership of the Timberland Investment, which insurance shall be reasonable and customary among managers and operators of timberlands or public forest product companies with investments in timberland comparable or larger in size to the Timberland Investment. Where USTK (or an Investment Vehicle) is the sole owner of the timberland comprising the Timberland Investment, any such insurance policy shall name USTK (or the Investment Vehicle, if appropriate) and, during the term of the Indenture, the Trustee as additional insureds, and any such property damage policy shall name USTK (or, if appropriate, the Investment Vehicle) and, during the term of the Indenture, the Trustee as loss payees. The Servicer shall, or cause others to, provide the Investment Vehicle with certificates of such insurance at least annually.

REPRESENTATIONS AND WARRANTIES OF THE SERVICER

The Servicer hereby represents, warrants and covenants to USTK as follows:

     Experience. The Servicer has the requisite and appropriate skill, expertise and personnel necessary to perform the Services in the manner and with the care and skill contemplated by this Agreement.

     Due Organization and Good Standing. The Servicer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement. The Servicer is duly qualified to do business and is in good standing as a foreign limited liability company, and has obtained all necessary licenses and approvals in each jurisdiction in which the nature of its activities requires such qualification or licensing.

     Due Authorization and No Conflict. The execution, delivery and performance by the Servicer this Agreement have in all cases been duly authorized by the Servicer by all necessary company action, and do not contravene with (a) the Servicer’s organizational documents, (b) any law, rule or regulation applicable to the Servicer, (c) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, deed of trust, security agreement, bond, note, or other agreement or instrument binding on or affecting either the Servicer or its property or (d) any order, writ, judgment, award, injunction or decree binding on or affecting either the Servicer or its property, and do not result in or require the creation of any lien upon or with respect to any of their respective properties.

     Governmental and Other Consents. All approvals, authorizations, permits, consents, orders or other actions of, and all registration, qualification, designation, declaration, notice to or filing with, any Person or of any governmental body or official required in connection with (a) the execution and delivery of this Agreement, (b) the performance of and the compliance with the terms hereof and (c) the operation of the Timberland Investment or the harvesting of timber as and to the extent contemplated in the Timber Plans, have been obtained and are in full force and effect.

     Enforceability. This Agreement has been duly and validly executed and delivered by the Servicer and constitutes the legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as enforceability may be subject to or limited by Debtor Relief Law or by general principles of equity (whether considered in a suit at law or in equity).

     No Litigation. Except as set forth in Exhibit C, there are no proceedings or investigations pending or, to the best of the Servicer’s knowledge, threatened against the Servicer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality.

     Accuracy of Information.All certificates, reports, financial statements and similar writings furnished by the Servicer hereunder or on behalf of USTK under the Transaction Documents to USTK, the Noteholders, the Trustee, or the Insurer at any time pursuant to any requirement of, or in response to any request of any such party under this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby, have been, and all such certificates, reports, financial statement and similar writings hereafter furnished by the Servicer to such parties will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which any such certificate, report, financial statement or similar writing was or will be delivered, and shall not at the time the same are so furnished, be otherwise misleading in light of the circumstances under which such information was furnished (except that all certificates, reports, financial statements and similar writings prepared by a party other than the Servicer (or an Affiliate) are true and accurate only to the extent of the Servicer’s knowledge).

     Subsidiaries. The Servicer owns all of the membership interests of U.S. Timberlands Services Yakima, LLC, a Delaware limited liability company (the “Servicer Sub”). Except for the Servicer Sub, the Servicer has no Subsidiaries and does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

     No Default Under Other Agreements. No event of default has occurred and is continuing with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which the Servicer is a party or by which it or its property is bound, except for any default that could not reasonably be expected to have a Material Adverse Effect. The Servicer is in full compliance with this Agreement and no Servicer Default or event permitting the termination of this Agreement by any party hereto has occurred.

     Ownership. U.S. Timberlands Holdings Group, LLC directly owns (both beneficially and of record) at least 75% of the outstanding membership interests of the Servicer. Such membership interests are validly issued, fully paid and nonassesable and there are no options, warrants or other rights to acquire interests in the Servicer.

     Taxes. The Servicer has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Servicer has set aside adequate reserves on its books in accordance with GAAP and which proceedings have not given rise to any lien. There are no claims for taxes being asserted against the Servicer.

     Compliance with Law. The Servicer is in compliance with all applicable laws, ordinances, orders, rules and regulations of any Governmental Authority having relevant jurisdiction, including, without limitation, all Timber Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

     ERISA.Neither the Servicer nor any of its ERISA affiliates currently maintains or contributes to, or has at any time maintained or contributed to, a Benefit Plan or a Multiemployer Plan.

     Insurance. The Servicer maintains, or there is maintained on behalf of the Servicer, insurance as is reasonably customary and advisable for companies in its business.

SECTION 17.15

     No Material Adverse Change. There has been no material adverse change in the financial condition, operations and/or business of the Servicer, nor any other event or circumstance that has had a Material Adverse Effect with respect to the Servicer, since December 31, 2001.

REPRESENTATIONS AND WARRANTIES OF USTK

USTK hereby represents, warrants and covenants to the Servicer as follows:

     Due Organization and Good Standing. USTK is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement. USTK is duly qualified to do business and is in good standing as a foreign limited liability company, and has obtained all necessary licenses and approvals in each jurisdiction in which the nature of its activities requires such qualification or licensing.

     Due Authorization and No Conflict. The execution, delivery and performance by USTK of this Agreement have in all cases been duly authorized by USTK by all necessary company action, and do not contravene (a) USTK’s organizational documents, (b) any law, rule or regulation applicable to USTK, (c) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, deed of trust, security agreement, bond, note, or other agreement or instrument binding on or affecting USTK or its property or (d) any order, writ, judgement, award, injunction or decree binding on or affecting USTK or its property, and do not result in or require the creation of any lien upon or with respect to any of its properties.

     Governmental and Other Consents. All approvals, authorizations, permits, consents, orders or other actions of, and all registration, qualification, designation, declaration, notice to or filing with, any person or of any governmental body or official required in connection with (a) the execution and delivery of this Agreement, (b) the performance of and the compliance with the terms hereof and (c) the operation of the Timberland Investment, have been obtained and are in full force and effect.

     Enforceability. This Agreement has been duly and validly executed and delivered by USTK and constitutes the legal, valid and binding obligation of USTK, enforceable against USTK in accordance with its terms, except as enforceability may be subject to or limited by Debtor Relief Law or by general principles of equity (whether considered in a suit at law or in equity).

     No Litigation. There are no proceedings or investigations pending or, to the best of USTK’s knowledge, threatened against USTK before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality, except for proceedings or investigations that could not reasonably be expected to have a Material Adverse Effect.

     No Default Under Other Agreements. No event of default has occurred and is continuing with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which USTK is a party or by which it or its property is bound, except for any default that could not reasonably be expected to have a Material Adverse Effect.

     Taxes. USTK has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which USTK has set aside adequate reserves on its books in accordance with GAAP and which proceedings have not given rise to any lien. There are no claims for taxes being asserted against USTK.

     Compliance with Law. USTK is in compliance with all applicable laws, ordinances, orders, rules and regulations of any Governmental Authority having relevant jurisdiction, including, without limitation, all Timber Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

     ERISA. None of USTK or its ERISA Affiliates currently maintains or contributes to, or has at any time maintained or contributed to, a Benefit Plan or a Multiemployer Plan.

     Insurance. USTK maintains insurance as is reasonably customary and advisable for companies in its business.

INDEMNIFICATION

     Indemnification of USTK. The Servicer shall defend, indemnify and hold harmless USTK, its assigns, any Investment Vehicle, and their employees, officers and directors, agents, contractors and other representatives from any and all claims, obligations, penalties, liability, loss, damages, costs, fees and expenses (including without limitation attorneys and expert fees (testifying and non-testifying)), actions, suits, judgments and injuries arising out of or resulting from: (a) any acts or omissions of the Servicer that (i) are a breach by the Servicer of any obligation under this Agreement or (ii) that are grossly negligent or a willful act or omission of the Servicer, its employees, officers and directors, agents, contractors or other representatives; (b) reliance on any representation or warranty or statement made by the Servicer in connection with this Agreement or any Transaction Document that shall have been incorrect in any material respect when made; (c) any investigation, litigation or proceeding related to this Agreement which is commenced by a third party; and (d) the use, possession, ownership or operation by the Servicer or any of its Affiliates of any of the Collateral that constitutes real property or any environmental liability allegedly arising out of or in connection with such real property. The provisions of this Section 19.01 shall survive the termination of this Agreement.

     Indemnification of the Servicer. USTK shall defend, indemnify and hold harmless the Servicer, its employees, officers and directors, agents, contractors and other representatives from any and all liability, loss, damages, costs, fees and expenses (including without limitation attorneys and expert fees (testifying and non-testifying)) arising out of or resulting from the failure of USTK to fund the acquisition of a Qualified Timberland Investment when required to do so under Article 4 of this Agreement, or from USTK's failure to take some other action required of it under this Agreement.

Further Indemnification.Without limiting the foregoing in any way, the Servicer shall defend, indemnify and hold harmless the Indemnified Parties from:

     any and all federal, state, local, or other tax or tax-related liability (including without limitation, liability for back withholding, penalties, interest, and attorneys’ fees) incurred by any of them attributable to or relating in any way to any compensation or other amounts paid or not paid to any of the Servicer’s employees, agents, contractors and other representatives in consideration of their services pursuant to this Agreement or otherwise; and

     any and all liability, loss, damages, settlements, costs, fees and expenses (including without limitation attorneys and expert fees (testifying and non-testifying)) arising out of or resulting from any claim(s) or demand(s) by or on behalf of any of the Servicer’s employees, agents, contractors or other representatives against any or all of the Indemnified Parties: (i) seeking compensation or employee or other benefits of any kind from any of the Indemnified Parties; (ii) based on an alleged relationship with any of the Indemnified Parties of master and servant or employer and employee, including without limitation claims under any federal, state, local, or other employment, equal employment opportunity, wage and hour or labor law, regulation, common law theory or other source of law; or (iii) alleging misrepresentation, breach of warranty or agreement, negligence, recklessness, intentional wrongdoing, strict liability, injury or death to person(s) or loss of or damage to property arising out of or related to any act or omission of the Servicer or any of its employees, agents, contractors or other representatives, including without limitation any such act or omission that is a breach by the Servicer of any obligation under this Agreement.

EVENTS OF DEFAULT

     Events of Default. The occurrence of any of the following events shall constitute a “Servicer Default” hereunder:

     Any failure by the Servicer to make any payment, transfer or deposit required to be made hereunder on or before the date such payment, transfer or deposit is required to be made and such failure continues unremedied for a period of three (3) Business Days after written notice thereof to the Servicer.

     Any failure on the part of the Servicer to observe or perform any required covenant or agreement relating to the Services or otherwise required to be performed hereunder (other than the covenant described in Section 20.01(a), above), provided that such failure continues unremedied for a period of fifteen (15) days after written notice thereof to the Servicer.

     Any representation or warranty made by the Servicer under this Agreement or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made.

     A decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future Debtor Relief Law or the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in full force undischarged or unstayed for a period of sixty (60) consecutive days.

     The Servicer shall consent to the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or UST Services or of or relating to all or substantially all of the Servicer’s property.

     The Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable Debtor Relief Law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

     A final judgment or judgments shall be rendered against the Servicer for the payment of money in excess of $750,000 in the aggregate, other than that portion of the final judgment covered by insurance, and such judgments shall not be discharged or execution thereon stayed pending appeal or review within thirty (30) days after entry of judgment, or, in the event of such stay, such judgment shall not be discharged within ten days after such stay expires.

     The Servicer shall fail to pay any principal of or interest on any Indebtedness having a principal amount of $50,000 or greater when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     The Servicer shall cease to be able to discharge its duties under this Agreement, or shall experience a material adverse change in its business, assets, liabilities, operations, or financial condition or cease to conduct its business in the ordinary course.

     The failure to comply with the Annual Action Plan as it relates to the harvesting of timber in any material respect.

     John M. Rudey, U.S. Timberlands Holdings Group, LLC and/or entities controlled by John M. Rudey shall cease to own at least 75% of the issued and outstanding membership interests of the Servicer.

     The failure of the Servicer to maintain positive cash flow during any two (2) consecutive fiscal quarters.

ADDITIONAL COVENANTS

     Notice to the Trustee. As long as the Indenture is in effect, the Servicer shall deliver to the Control Party, the Insurer and the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to USTK pursuant to this Agreement.

     Amendments, Modifications and Termination. As long as the Indenture is in effect, the Servicer shall not enter into any agreement amending, modifying or terminating this Agreement, without the prior written consent, which shall not be unreasonably withheld or delayed, of the Control Party, the Insurer and the Trustee and any such amendment, modification, termination, selection or consent without such consent by the Control Party, the Insurer and the Trustee shall be void.

     Corporate Separateness. The Servicer acknowledges that the Noteholders and the Insurer are entering into the transactions contemplated by the Transaction Documents in reliance upon USTK’s identity as a legal entity that is separate from the Servicer, U.S. Timberlands Company, L.P. and any Affiliates thereof, other than Klamath Holdings and Finance Corp. (each a “Timberlands Entity”). Therefore, from and after the date of execution and delivery of this Agreement, the Servicer will take all reasonable steps including, without limitation, all steps that USTK or the Insurer may from time to time reasonably request to maintain USTK’s identity as a separate legal entity and to make it manifest to third parties that USTK is an entity with assets and liabilities distinct from those of any Timberlands Entity and not just a division of a Timberlands Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Servicer (i) will not hold itself out to third parties as liable for the debts of USTK nor purport to own the Timberland Investment and other assets acquired by USTK and (ii) will take all other actions necessary on its part to ensure that USTK is at all time in compliance with the covenants set forth in Section 3.02 (i) of the Indenture.

     Compliance with Laws, Etc. The Servicer will comply with all applicable laws, rules, regulations and orders with respect to it, its business and properties, including, without limitation, all Timber Laws, ERISA, the Internal Revenue Code and all Environmental Laws, and all Transaction Documents to which it is a party, except for such noncompliance which would not have a Material Adverse Effect.

     Preservation of Legal Existence. The Servicer will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization, and maintain all necessary licenses and approvals, in each jurisdiction where it is necessary to maintain such existence, rights, franchises, privileges, qualifications, licenses and approvals in order to operate its business.

SECTION 21.06 [Reserved.]

     Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Timberland Investment in the event of the destruction or loss of the originals thereof) and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the operation of the Timberland Investment.

[Reserved]

     Taxes. The Servicer will file or cause to be filed, and cause each of its Affiliates with whom it shares consolidated tax liability to file, all federal, state and local tax returns which are required to be filed by it. The Servicer will pay or cause to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Servicer or the applicable Affiliate shall have set aside adequate reserves on its books in accordance with GAAP.

[Reserved].

     Reporting Requirements. As long as the Indenture is in effect, the Servicer will maintain a system of accounting in accordance with sound accounting practice and will furnish promptly to the Insurer, each Noteholder and the Trustee and their duly authorized representatives such information respecting the business and financial condition of the Servicer as may be reasonably requested and, without any request, will furnish the Control Party, the Insurer and the Trustee:

     as soon as available, and in any event within 45 days after the close of each calendar quarter, (i) an unaudited summarized income statement of the Servicer for such quarterly period and the year to date, and for the corresponding periods of the preceding year, in reasonable detail, prepared by the Servicer and certified by the chief financial officer of the Servicer and (ii) a Timber Plan Report;

     as soon as available, and in any event within 45 days after the close of each calendar quarter, a certificate signed by the managing member, the chairman, president or chief financial officer of the Servicer containing computations proving compliance with Section 20.01(j) and (k) of this Agreement and stating that no Unmatured Servicer Default or Servicer Default exists hereunder as of the date of such certificate, or if such an Unmatured Servicer Default or Servicer Default exists, the nature thereof shall be specified;

     promptly after knowledge thereof shall have come to the attention of the Servicer, written notice of any threatened or pending litigation, governmental proceeding or labor dispute which could reasonably be expected to result in a Material Adverse Effect;

     promptly after the occurrence thereof, notice of any Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default.

     Change in Business. The Servicer will not make any change in the character of its business.

     ERISA Matters. The Servicer will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which exemption is not available or has not previously been obtained from the DOL; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412 (a) of the Internal Revenue Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to any Multiemployer Plan that the Servicer or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any Reportable Event described in Title IV of ERISA which represents a material risk of liability of the Servicer or any ERISA Affiliate under ERISA or the Internal Revenue Code.

NOTICE

     Notice. Any notice to be given under this Agreement may be given either personally or by mail, facsimile or overnight courier. If mailed, notice shall be deemed to be effective three (3) days after deposited in registered or certified mail with postage thereon prepaid addressed when mailed to:

USTK at:

U.S. Timberlands Klamath Falls, L.L.C. P.O. Box 10 6400 Hwy 66 Klamath Falls, OR 97601 Facsimile number: (541) 880-5472

The Servicer at:

U.S. Timberlands Services Company, L.L.C. 625 Madison Avenue Suite 10-B New York, NY 10022 Facsimile number (212) 758-4009

The Insurer at:

MBIA Insurance Corporation 113 King Street Armonk, New York 10504

Attention: Insured Portfolio Management, Structured Finance

Facsimile number: (914) 765-3810

The Trustee at:

BNY Midwest Trust Company 2 North LaSalle Street, Suite 1020 Chicago, IL 60602 Attention: Structured Finance Group,

If given in any other manner, such notice shall be deemed to be effective (a) when given personally, (b) when given by facsimile (if followed by a copy delivered by registered or certified mail) or (c) one (1) day after given to a recognized national overnight courier to be delivered.

TERM AND TERMINATION

     Term. This Agreement will begin on the Effective Date and will continue in effect for a term of thirty (30) days, which term shall be automatically renewed for successive thirty (30) day terms unless USTK delivers written notice to the Servicer at least ten (10) days prior to the end of a term that such term will not be renewed or unless otherwise terminated in accordance with Sections 23.02 and 23.03 below or terminated by USTK upon ten (10) days prior written notice to the Servicer.

     Termination by Servicer. The Servicer may resign as servicer and terminate this Agreement at any time and from time to time by delivering ninety (90) days prior written notice to USTK and during the term of the Indenture, the Insurer the Trustee and each Noteholder. The resignation of the Servicer shall not become effective until a successor servicer shall have been engaged.

     Termination of Servicer. Each of USTK and the Insurer shall have the right to terminate this Agreement, on five (5) Business Days prior written notice, upon the occurrence of, and during the continuance of, either a Servicer Default or an Event of Default under the Indenture; provided that USTK may not terminate this Agreement without obtaining the consents required to be obtained by it in accordance with the Transaction Documents.

      Duties through Termination. Upon receiving (or giving) notice of termination, the Servicer shall continue to manage the Timberland Investment in accordance with this Agreement until the effective date of the termination; except if USTK terminates this Agreement and wishes to assume responsibility itself for all the Services performed by the Servicer under this Agreement (in which case the pro-rated fees owed the Servicer for partial years under Section 8.02 shall still be determined using the tenth day following receipt of notice). In any case, between the time of notice of termination and the effective date of the termination, the Servicer shall meet with USTK and its designee in order to plan a smooth transition of the Services from the Servicer to USTK or a new servicer.

     On the date of termination, the Servicer shall provide USTK with access to all books, records, the GIS Data in readable electronic format and other documents pertaining to the Timberland Investment and all other information necessary to perform the Services. By the thirtieth Business Day following termination, the Servicer shall deliver all books, records and other documents relating to the Timberland Investment to USTK or its designee, along with a full accounting to USTK covering the period between the date of the last report provided to USTK and the effective date of the termination.

Rights and Obligations after Termination. Notwithstanding termination of this Agreement, the obligations under Articles XIII, XVII, XVIII and XIX shall survive and continue with respect to the Timberland Investment and to any pending acquisitions or dispositions of Qualified Timberland Investments by USTK or an Investment Vehicle. After the effective termination date, the Servicer shall continue to cooperate with USTK to facilitate the smooth transition of the management of the Timberland Investment to USTK or another servicer or advisor, including without limitation attending such post-termination meetings as USTK may reasonably request.

MISCELLANEOUS

     Section Headings. The section headings in this Agreement are for convenience only and shall not be deemed to alter any provision of this Agreement.

     Governing Law and Venue. This Agreement, including all rights and obligations of the parties hereto shall be governed by the laws of the State of Oregon (without regard to any conflicts of law provisions). Each party agrees and irrevocably consents to the non-exclusive jurisdiction of the state and federal courts located in the state of Oregon. Each party hereby waives and agrees not to assert in any proceeding brought against it relating to this Agreement that it is not personally subject to the jurisdiction of any such court, that it is immune from any legal process, that the forum is inconvenient, or that this Agreement may not be enforced by any such court.

     Entire Agreement. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings, including, without limitation, the Management Agreement.

     Counterparts. This Agreement may be executed in any number of separate counterparts by the parties hereto, and each counterpart when so executed shall be deemed to be an original and all such counterparts taken together shall constitute one and the same agreement.

     Severability. Should one or more provisions of this Agreement be held to be unenforceable, the remaining provisions shall remain in full force and effect.

     Independent Contractor. In the performance of this Agreement, the Servicer and its employees, agents, contractors and other representatives shall be considered for all purposes acting as independent contractors and not as an agent, employee, partner or joint venturer with USTK.

     The Servicer acknowledges and agrees that it is and will remain solely responsible for paying the wages of, providing benefits (if any) to, or otherwise compensating any and all of the Servicer’s employees, agents, contractors and other representatives for any and all services that they may provide pursuant to this Agreement. USTK shall under no circumstances have any obligation to pay or provide any wages, fee, employee benefit or other compensation of benefit of any kind to any Servicer’s employees, agents, contractors or other representatives, regardless of whether or not any such personnel are in fact compensated by Servicer.

     Without limiting the foregoing in any way, the Servicer shall be solely responsible for: (i) the payment of any and all applicable federal, state, local, and other taxes relating to any compensation or other amounts paid by Servicer to any of its employees, agents, contractors and other representatives, (ii) the costs of any and all workers’ compensation and occupational disease insurance and benefits applicable to any of Servicer’s employees, agents, contractors and other representatives, and (iii) the costs of any and all state disability coverage and benefits for any of Servicer’s employees, agents, contractors and other representatives.

     Assignability. The Servicer may not assign any of its rights or delegate any of its obligations hereunder or transfer any interest herein without the prior written consent of USTK and, so long as the Indenture is in effect, the Control Party and the Insurer. USTK may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of, but upon ten (10) days prior notice to, the Servicer. Without limiting the foregoing, the Servicer acknowledges that USTK, pursuant to the Indenture, shall assign to the Trustee, for the benefit of the Secured Parties all of its rights, remedies, power and privileges hereunder. The Servicer agrees that the Trustee, as the assignee of USTK, shall, subject to the terms of the Indenture, have the right to enforce this Agreement and to exercise directly all of USTK’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of USTK to be given or withheld hereunder) and the Servicer agrees to cooperate fully with the Trustee and the Secured Parties in the exercise of such rights and remedies.

     No Petition. Notwithstanding any prior termination of this Agreement, the Servicer shall not, prior to the date which is one year and one day after the termination of the Indenture acquiesce, petition or otherwise invoke or cause any other Person to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against USTK under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of USTK or any substantial part of its property or ordering the winding-up or liquidation of the affairs of USTK. The provisions of this Section 24.08 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, USTK and the Servicer have caused this Agreement to be executed, all as of the day and year first above written.

U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.

By:
_____________________
Name: John M. Rudey Title: President

U.S. TIMBERLANDS SERVICES COMPANY, L.L.C.

By:
_____________________
Name: John M. Rudey Title: President

EXHIBIT A - INVESTMENT GUIDELINES

Investment Objective.

The Timberland Investments that are subject to this agreement are to be "commercial timberlands." The investment objective is to generate and maintain on a sustainable basis sufficient cash flow from the Timberland Investments to service and retire the debt of USTK, while maintaining distributions to USTK members at levels generally made within the timberland investment sector, as those distribution levels may be affected from time to time by market conditions, and building sufficient capital to make additional Qualified Timberland Investments to maximize the efficient use of the existing management capabilities of the Servicer. The balance of these investment objectives will be established and approved each year by USTK’s approval of the Annual Action Plan and by the annual reviews and updates of the Long-Term Management Plan.

"Commercial timberland" consists primarily of interests in timber-producing real estate and in contracts and cutting rights for the production and harvest of forest products. Commercial timberland may include ownership of timber cutting rights, timber leases, other long-term arrangements and lands that could be considered for Higher and Better Use upon disposition. USTK will only review and consider investments in the United States.

Investment Guidelines.

The Timberland Investment will be managed and dispositions and acquisitions of Qualified Timberland Acquisitions will be considered from the perspective that they will contribute to the stability and sustainability of the overall Timberland Investment. Timberlands to be held or acquired will generally have adequate or better than average stocking for the location and price, at least average productivity for the region or subregion, ready legal and physical access and above-average markets for products. Servicer will also seek out under-valued timberlands which, although they may lack all of the foregoing attributes, represent a better value compared to other commercial timberlands available in the marketplace. Preference for timberland acquisitions will be for the Pacific Northwest or California where existing infrastructure of the Servicer may be used to manage the timberland on an accretive basis. Investments elsewhere in the United States will be considered, but it must be demonstrated that economies of management will not be lost, or the acquisition price of the timberland can offset the additional costs of entering a new market area or region.

EXHIBIT B - FORM CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

AGREEMENT made as of this ____ day of
______________
, 200_ by and among U.S. Timberlands Services Company, LLC (the “Servicer”), a Delaware limited liability company, and the undersigned (hereinafter the "Undersigned").

WITNESSETH:

WHEREAS, pursuant to the terms of the Management Agreement dated as of
_________
(as the same may be amended, modified or supplemented from time to time, the "Management Agreement"), by and among the Servicer and U.S. Timberlands Klamath Falls, L.L.C. ("USTK"), a Delaware limited liability company, the Servicer is required to permit certain persons to inspect its books and records; and WHEREAS, pursuant to the terms of the Management Agreement, the Servicer’s obligation to provide such persons with access to its books and records is conditioned upon the execution by such persons of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	All terms not defined in this Agreement shall have the meanings set forth in the Management Agreement.
2.	The term "Confidential Information" as used herein shall include all written and oral data, memoranda, details and information pertaining to the Servicer’s and USTK’s business, financial status, operating manuals, operating results, operations, production methods, customers, suppliers, processes, techniques, copyright, trademark, trade dress, patents, proprietary information, know-how, equipment and systems, whether of a technical, engineering, operational, financial or economic nature, furnished by the Servicer at the request of the Undersigned. Confidential Information shall not include information which (i) was already in the possession of the Undersigned, (ii) was obtained by the Undersigned from a third person who, insofar as is known to the Undersigned, was not prohibited from transmitting the information by an obligation of confidentiality to the provider or (iii) is or at any time becomes publicly known (through no act or omission of the Undersigned or any person acting on behalf of the Undersigned).

3.	The Undersigned shall maintain the confidentiality of all Confidential Information; provided that the Undersigned may disclose Confidential Information to: (i) its directors, officers, employees, agents, attorneys and Affiliates; (ii) any federal or state regulatory authority having jurisdiction over the Undersigned; (iii) the Secured Parties; (iv) any nationally recognized rating agency involved in rating one or more Notes issued under the Indenture or any reinsurer with respect to such Notes; or (v) any other person to the extent, reasonably necessary to comply with any law, rule, regulation, order, subpoena or other legal process applicable to the Undersigned or as appropriate in connection with any litigation to which the Undersigned is a party, provided that the Undersigned shall promptly notify the Servicer in writing of any such disclosure pursuant to clause (v) above.

4.	The Undersigned acknowledges that it is aware, and will advise its representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has material, nonpublic information concerning a company, such as the Confidential Information, from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.	It is further understood and agreed that no failure or delay by a party hereto in exercising any rights, power or privilege under this Agreement shall operate as a waiver thereof. No waiver of any breach or default under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

6.	If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

7.	This Agreement shall be governed in accordance with the internal laws of the State of Washington, without regard to conflicts of law principles.
8.	This Agreement sets forth the full understanding of the parties with respect to the subject matter hereof and the provisions hereof may not be modified, terminated or waived except in writing. This Agreement shall terminate five (5) years from the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and date above written.

U.S. TIMBERLANDS SERVICES COMPANY, LLC

     By: Name: Thomas C. Ludlow Title: Vice President and Chief Financial Officer

NAME:

By: Name: Title:

EXHIBIT C - PROCEEDINGS

1. Charles Bowers v. John M. Rudey, Robert F. Wright, George R. Hornig,

Aubrey L. Cole, William W. Wyman, Alan B. Abramson, U.S. Timberlands Company L.P., and U.S. Timberlands Services Company, LLC, CA No. 19577 (the Court of Chancery of the State of Delaware in and for New Castle County).

2. Harry R. Eberlin, Harry R. Eberlin as Custodian for Mallory M. Eberlin,

Harry R. Eberlin as Custodian for Harrison H. Eberlin and the Jule Partnership, LTD., v. John M. Rudey, Robert F. Wright, George R. Hornig, Aubrey L. Cole, William W. Wyman, Alan B. Abramson, U.S. Timberlands Company L.P., and U.S. Timberlands Services Company, LLC, CA No. 19584 (the Court of Chancery of the State of Delaware in and for New Castle County).

3. Harold Hirt v. U.S. Timberlands Services Company, LLC, John M. Rudey,

Aubrey L. Cole, George R. Hornig, William W. Wyman, Alan B. Abramson, Robert F. Wright and U.S. Timberlands Company, L.P., CA No. 19575-NC (the Court of Chancery of the State of Delaware in and for New Castle County).

4. Dr. Marc G. Tisch as custodian for Mica Stauber Tisch v. John M. Rudey,

Robert F. Wright, George R. Hornig, Aubrey L. Cole, William A. Wyman, Alan B. Abramson, U.S. Timberlands Company, L.P. and U.S. Timberlands Services Company, LLC, CA No. 19608-NC (the Court of Chancery of the State of Delaware in and for New Castle County).

5. Harold Obstfeld v. John M. Rudey, Robert F. Wright, George R. Hornig,

Aubrey L. Cole, William W. Wyman, Alan B. Abramson, U.S. Timberlands Company L.P., and U.S. Timberlands Services Company, LLC, CA No. 19632 (the Court of Chancery of the State of Delaware in and for New Castle County).

6. Gary Kosseff v. John M. Rudey, Robert F. Wright, George R. Hornig, Aubrey

L. Cole, William W. Wyman, Alan B. Abramson, U.S. Timberlands Company L.P., and U.S. Timberlands Services Company, LLC, CA No. 19613-NC (the Court of Chancery of the State of Delaware in and for New Castle County).

7. Leslie Susser v. John M. Rudey, Robert F. Wright, George R. Hornig, Aubrey

L. Cole, William W. Wyman, Alan B. Abramson, U.S. Timberlands Company L.P., and U.S. Timberlands Services Company, LLC, CA No. 19592 (the Court of Chancery of the State of Delaware in and for New Castle County).

8. Ann Cutler v. John M. Rudey, Robert F. Wright, George R. Hornig, Aubrey

L. Cole, William W. Wyman, Alan B. Abramson, U.S. Timberlands Company L.P., and U.S. Timberlands Services Company, LLC, CA No. 19578 (the Court of Chancery of the State of Delaware in and for New Castle County).